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EXHIBIT 4.2
RESTRICTED STOCK AGREEMENT
INTAC INTERNATIONAL, INC.
RESTRICTED STOCK AWARD AGREEMENT

        THIS RESTRICTED STOCK AWARD AGREEMENT (this "Agreement") is made and entered into by and between INTAC INTERNATIONAL, INC., a Nevada corporation (the "Company"), and J. DAVID DARNELL (the "Recipient"), effective as of July 29, 2002 (the "Date of Award").

        1.     Grant of Restricted Stock Award. The Company hereby awards (the "Award") to the Recipient and the Recipient hereby accepts, subject to the terms and conditions hereof including the forfeiture provisions and other restrictions set forth herein, 200,000 shares (the "Restricted Stock") of the Company's common stock (the "Common Stock"). This Award is not granted pursuant to the Company's 2001 Long Term Incentive Plan nor is it subject to such plan's provisions or interpretations.

        2.     Administration. This Agreement shall be administered and may be definitively interpreted by the Board of Directors (or any committee of the Board of Directors which the Board has delegated such authority, the "Administering Body"), and the Recipient agrees that the decisions of such Administering Body concerning the administration and interpretation of this Agreement (but not as an amendment hereto) shall be final, binding and conclusive on all persons.

        3.     Vesting; Change in Control; Adjustment Provisions.

    (a)
    Vesting Schedule. On each Measurement Date set forth in Column 1 below, the forfeiture and other ownership restrictions imposed herein shall terminate with respect to the corresponding number of shares of Restricted Stock set forth in Column 2 below if the Recipient's employment with the Company and/or any Affiliated Entity has not terminated, subject to the accelerated vesting provisions set forth in Section 3(b) below. Until such time as the shares of Restricted Stock vest, the Recipient hereby acknowledges that he does not hold title to such shares of Restricted Stock and such shares are subject to forfeiture upon the terms and conditions set forth in this Agreement, and the Recipient further acknowledges the Company's right to cancel the certificate or certificates issued in the name of the Recipient and representing the unvested portion of the Restricted Shares in the event of such forfeiture. The "Vested Portion" of the Award as of any particular date shall be the cumulative total of all shares for which the forfeiture or other ownership restrictions imposed herein shall have lapsed as of that date.

Column 1	Column 2
Measurement Date	Vested Portion of the Award
One year anniversary of the date of grant	33%
Two year anniversary of the date of grant	33%
Three year anniversary of the date of grant	34%
    (b)
    Effect of Change in Control. Notwithstanding anything to the contrary contained herein, the Restricted Stock shall fully vest immediately following a Change of Control (as hereinafter defined) of the Company unless the Recipient shall agree otherwise.

    (c)
    Change in Control Defined. "Change in Control" means the following and shall be deemed to occur if any of the following event specified in (i), (ii), (iii) or (iv) occur:

    (i)
    any person (other than Wei Zhou or any entity controlled by Wei Zhou) becomes, after the Date of Award, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or

      (ii)
      during any period of two (2) consecutive years, individuals, who at the beginning of such period, constitute the Board and any new Director of the Company (other than a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors of the Company then still in office who either were Directors of the Company at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

      (iii)
      a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities or a merger or consolidation primarily effected to change the Company's jurisdiction of incorporation shall not constitute a Change in Control, and provided further a merger or consolidation in which the Company is the surviving entity (other than as a wholly owned subsidiary of another entity) and in which the Board of Directors of the Company or the successor to the Company after giving effect to the merger or consolidation, is comprised of a majority of members who are either (A) Directors of the Company immediately preceding the merger or consolidation, or (B) appointed to the Board of Directors by the Company (or the Board) as an integral part of such merger or consolidation, shall not constitute a Change in Control; or

      (iv)
      approval by the stockholders of the Company or any order by a court of competent jurisdiction of a plan of liquidation of the Company, or the sale or disposition by the Company of all or substantially all of the Company's assets other than (A) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale; or (B) pursuant to a dividend in kind of spin-off type transaction, directly or indirectly, of such assets to the stockholders of the Company.

    Notwithstanding the foregoing, a Change in Control of the type described in clauses (ii), (iii) or (iv) above shall be deemed to be completed on the date it occurs, and Change in Control of the type described in clause (i) above shall be deemed to be completed as of the date the entity or group attaining fifty percent (50%) or greater ownership has elected its representatives to the Board of Directors and/or caused its nominees to become officers of the Company with the authority to terminate or alter the terms of any employee's employment.

    (d)
    Transactions Not Involving a Change in Control. If the Company shall consummate any merger, consolidation, business combination, other reorganization or other similar transaction (a "Reorganization") not involving a Change in Control in which holders of shares of Common Stock are entitled to receive in respect of such shares any securities, cash or other consideration (including without limitation a different number of shares of Common Stock), then the subsequent vesting of each unvested share of Restricted Stock under this Agreement shall at such time be deemed to be a vesting of the kind and amount of securities, cash and/or other consideration receivable upon such

      Reorganization by a holder of a share of the Company's Common Stock, and any adjustments will be made to the terms of this Agreement, in the sole discretion of the Administering Body as it may deem appropriate to give effect to the Reorganization.

    (e)
    Adjustment Provisions.

    (i)
    If (A) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed in respect of such shares of Common Stock or any stock or securities received with respect to such Common Stock), through merger, consolidation, sale or exchange of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off, split-off or other stock or securities received with respect to such Common Stock (or any stock or securities received with respect to such Common Stock), or (B) the value of the outstanding shares of Common Stock is reduced by reason of an extraordinary dividend payable in cash or property, an appropriate adjustment may be made in the number and kind of shares or other securities the Recipient is to receive in lieu of the unvested portions of the Restricted Stock.

    (ii)
    No fractional interests will be issued under this Agreement resulting from any adjustments, but the Administering Body, in its sole discretion, may make a cash payment in lieu of any fractional shares of Common Stock or other securities issuable as a result of such adjustments.

    (iii)
    Any adjustment pursuant to this Section 3(e) shall be made by the Administering Body, in its discretion, to preserve the benefits or potential benefits intended to be made available under this Agreement or with respect to any unvested portions of the Restricted Stock or otherwise necessary to reflect any capital change or other event described in Section 3(e). The determination made by the Administering Body with respect to the foregoing shall be final, binding and conclusive upon the Recipient.

        4.     Transferability of Awards

    (a)
    Except as otherwise provided by this Agreement or by the Administering Body, no unvested portion of the Restricted Stock may be sold, pledged, assigned, transferred, encumbered, alienated, hypothecated or otherwise disposed of (whether voluntarily or involuntarily or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administering Body, pursuant to a Domestic Relations Order ("DRO") as defined by the Internal Revenue Code ("IRC") or Title I of the Employee Retirement Income Security Act of 1974 ("ERISA") or the rules thereunder, unless and until such portion of the Restricted Stock has become vested. Any attempted disposition of the unvested portions of the Restricted Stock or any interest therein shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

    (b)
    Except as otherwise provided by the Administering Body, during the lifetime of the Recipient, only he or his court appointed guarding holds the right to receive the shares of Restricted Stock as they vest (or any portion thereof), unless such right has been transferred in accordance with paragraph (c) of this Section 4 or, with the consent of the Administering Body, pursuant to a DRO. After the death of the Recipient, the unvested portion of the Restricted Stock may be released to the beneficiary most recently named by the Recipient in a written designation thereof filed with the Company, to the extent permitted by this Agreement, or, in the absence of a validly designated beneficiary, his or her personal representative or by any person empowered to do so under the deceased Recipient's will or under the then applicable laws of descent and distribution. In the event any Restricted Stock is to be released, the executors, administrators, heirs or distributees of the estate of the deceased Recipient, or the Recipient's beneficiary, or the incapacitated Recipient's guardian, or the transferee of such Restricted Stock, in any case pursuant to the terms and conditions of this Agreement, and in accordance with such terms and conditions as may be specified from time to time by the Administering Body, the Company shall be under no obligation to release any shares of the Restricted Stock unless and until the Administering Body is satisfied that the person or persons exercising or to receive the shares of Restricted Stock is the duly appointed legal representative of the deceased Recipient's estate or the proper legatee or distributee thereof.

    (c)
    The Administering Body may, in its discretion, permit the transfer of shares of the Restricted Stock to a person other than the Recipient who received the grant of such Restricted Stock in accordance with such terms and conditions as the Administering Body may specify from time to time.

        5.     Effect of Termination of Employment.

    (a)
    Forfeiture for Just Cause Dismissal, etc. Subject to Sections 5(b) and 5(c) and except as otherwise provided in a written agreement between the Company and/or an "Affiliated Entity" (as defined below) and the Recipient, which may be entered into at any time before or after termination of employment of the Recipient, in the event of (1) a "Just Cause Dismissal" (as defined below) of the Recipient from employment with the Company or any Affiliated Entity, or (2) the death, disability or retirement of the Recipient or (3) the voluntary resignation of the Recipient (whether or not for good cause) then, in any such event, all of the Recipient's unvested shares of Restricted Stock shall be immediately forfeited and any and all rights the Recipient may have had in such unvested shares of Restricted Stock shall become void, as of the date of such event. Recipient shall not, however, lose any rights to Restricted Stock then vested. For purposes of this Agreement, an "Affiliated Entity" shall mean (i) any corporation or limited liability company, other than the Company, in an unbroken chain of corporations or limited liability companies ending with the Company if each corporation or limited liability company owns stock or membership interests (as applicable) possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations or limited liability companies in such chain; (ii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is more than fifty percent (50%) controlled (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or another Affiliated Entity; or (iii) any other entity, approved by the Company, for purposes of this Agreement, as an Affiliated Entity in which the Company or any other Affiliated Entity has a material equity interest. A "Just Cause Dismissal" shall mean a termination of the Recipient's employment for any of the following reasons: (1) the Recipient violates any reasonable rule or regulation of the Board, the Company's Chief Executive Officer or the Recipient's superiors that results in material damage to the Company or an Affiliated Entity or which, after written notice to do so, the Recipient fails to correct within a reasonable time; (2) any willful misconduct or gross negligence by the Recipient in the material responsibilities assigned to the Recipient; (3) any willful failure to perform the Recipient's job as required to meet the objectives of the Company and/or an Affiliated Entity; (4) any wrongful conduct of the Recipient that has a material adverse impact on the Company or an Affiliated Entity or which constitutes a misappropriation of assets of the Company or an Affiliated Entity; (5) the Recipient's performing services for any other person or entity that competes with the Company and/or an Affiliated Entity while the Recipient is employed by the Company or an Affiliated Entity, without the express written approval of the Chief Executive Officer of the Company or an Affiliated Entity, as applicable; or (6) any other conduct that the Administering Body determines constitutes just cause for dismissal; provided, however, that if the Recipient is party to an employment agreement with the Company and/or an Affiliated Entity providing for just cause dismissal (or some comparable notion) of the Recipient from his or her employment with the Company or an Affiliated Entity, "Just Cause Dismissal" for purposes of this Agreement shall have the same meaning as ascribed thereto or to such comparable notion in such employment agreement.

    (b)
    Vesting For Reasons Other Than as Specified in Section 5(a). Except as otherwise provided in a written agreement between the Company and/or an Affiliated Entity and the Recipient, which may be entered into at any time before or after termination of employment, in the event of the Recipient's termination of employment with the Company or any Affiliated Entity for any reason other than as specified in Section 5(a) (for example, upon termination by the Company for a reason other than Just Cause Dismissal), the Recipient's unvested shares of Restricted Stock shall be immediately and fully vested and Recipient shall then maintain all rights with respect to such Restricted Stock.

    (c)
    Discretionary Alteration of Vesting. Notwithstanding anything to the contrary in Section 5(a), the Administering Body may, in its discretion, elect to accelerate the vesting of, or remove the restrictions applicable to, all or any portion of the Restricted Stock that had not become vested on or prior to the date of such termination, in the event of a termination of employment due to the Recipient's death or permanent disability, or in the event of retirement or otherwise.

    (d)
    Transfer; Leave of Absence. For purposes of this Agreement, the transfer by a Recipient to the employment or engagement of (i) the Company from an Affiliated Entity, (ii) from the Company to an Affiliated Entity or (iii) from one Affiliated Entity to another Affiliated Entity (including, with respect to consultants, the assignment between the Company and an Affiliated Entity or between two Affiliated Entities, as applicable, of an agreement pursuant to which such services are rendered) or an approved leave of absence for military service, sickness, or for any other purpose approved by the Company, shall not be deemed a termination of employment or engagement of the Recipient, as the case may be. Whether the Recipient's employment or service with the Company or any Affiliated Entity has terminated, and, if so, whether such termination constituted Just Cause Dismissal, shall be determined by the Company, in its good faith discretion, in accordance with this Agreement, and any such determination shall be final, binding and conclusive upon all persons and entities.

    (e)
    No Employment or Other Continuing Rights. Nothing contained in this Agreement shall confer upon the Recipient (i) any right to continue in the employ (or other business relationship) of the Company or any Affiliated Entity or constitute any contract or agreement of employment or engagement, or interfere in any way with the right of the Company or any Affiliated Entity to reduce the Recipient's compensation or other benefits or to terminate the employment of the Recipient, with or without cause; or (ii) any right to exercise or claim his rights under this Agreement otherwise than in accordance with the express terms and conditions of this Agreement. Except as expressly provided in this Agreement, the Company and any Affiliated Entity, as applicable, shall have the right to deal with the Recipient in the same manner as if this Agreement did not exist, including, without limitation, with respect to all matters related to the hiring, retention, discharge, compensation and conditions of the employment or engagement of the Recipient. Any questions as to whether and when there has been a termination of the Recipient's employment or engagement, the reason (if any) for such termination, and/or the consequences thereof under the terms of this Agreement or any statement evidencing the Award of Restricted Stock pursuant to this Agreement shall be determined by the Administering Body, and the Administering Body's determination thereof shall be final, conclusive and binding upon the Recipient.

        6.     Maintenance by the Company. Until a share of Restricted Stock vests, the stock certificate representing such shares of Restricted Stock (together with any shares received by the holder with respect to such shares of Restricted Stock as a result of stock dividends, stock splits or other forms of recapitalization) shall be maintained by the Company pursuant to and in furtherance of the terms hereof.

        7.     Restrictions. Until a share of Restricted Stock vests,

    (a)
    such share of Restricted Stock (including any shares received by the holder with respect to such share of Restricted Stock as a result of stock dividends, stock splits or any other forms of recapitalization) may not be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner other than in conformity with Section 4 of this Agreement;

    (b)
    the Recipient shall not be entitled to exercise voting rights with respect to such share of Restricted Stock (including any shares received by the holder with respect to such share of Restricted Stock as a result of stock dividends, stock splits or other forms of recapitalization), and shall hereby be deemed to have granted to the Chief Executive Officer of the Corporation an irrevocable proxy to vote such shares; and

    (c)
    the Recipient shall not be entitled to receive possession of any dividends or other distributions paid or made with respect to such share of Restricted Stock, which dividends or other distributions (including any shares received by the holder with respect to such shares of Restricted Stock as a result of stock dividends, stock splits or other forms of recapitalization) shall be deemed forfeited by the Recipient.

        8.     Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) personally delivered, (b) sent by nationally-recognized overnight courier or (c) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows: (i) if to Recipient, at the address set forth on the signature page hereto; or (ii) if to the Company, at the address set forth in the signature page hereto, or in either case, to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such communication shall be deemed to have been given (x) when delivered, if personally delivered, (y) on the first Business Day (as hereinafter defined) after dispatch, if sent by nationally recognized overnight courier and (z) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail. As used herein, "Business Day" means a day that is not a Saturday, Sunday or a day on which banking institutions in the city to which the notice or communication is to be sent are not required to be open.

        9.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        10.   Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Nevada, regardless of the law that might be applied under principles of conflict of laws.

[Signature page follows]

        IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Company by its duly authorized officer and by the Recipient all as of the day and year first above written.

COMPANY:
INTAC INTERNATIONAL, INC., a Nevada corporation
By:	/s/ Wei Zhou Wei Zhou President and Chief Executive Officer
Address:	Units 3-5 17/F Clifford Centre 788-784 Cheung Sha Wan Road Kowloon, Hong Kong
RECIPIENT:
/s/ J. David Darnell J. David Darnell
Address:	12221 Merit Drive, Suite 1350 Dallas, Texas 75251 U.S.A
Telephone No.: (469) 916-9891

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RESTRICTED STOCK AGREEMENT